Exhibit 99.1

Senior Agronomy Executive Chris Cook Joins Bion’s Advisory Group

December 20, 2023. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology and premium sustainable beef, announced today that Chris Cook will join Bion’s Advisory Group, where he will provide his expertise on agronomy, crop production, and fertilizers.

Chris brings almost 30 years of experience in production agronomy to Bion, the last decade in leadership roles with Syngenta, focused on business strategy, profitable sales growth, stakeholder relations and business development. Syngenta AG, headquartered in Basel, Switzerland, is an agricultural science and technology provider, in particular seeds, crop protection products, biologicals, and digital agricultural solutions.

Chris currently serves as Head of Business Development for Syngenta Seeds, North America, responsible for identifying and developing market opportunities for the North American seeds business, including value chain partnerships, from consumer-packaged goods (CPG) companies targeting tangible sustainability claims, through to the grower/producer at the farm level. Chris is also leading the development of the Camelina seeds business commercial sales strategy, end to end process development, and testing and launch into the North American marketplace; as well as leading the North American strategy for Syngenta’s Enogen, an innovative breed of feed corn that helps beef and dairy cattle convert starch to sugar more efficiently than traditional corn silage and grain, that delivers improved production efficiencies and may help lower their carbon footprint.

Chris Cook said, “Bion’s technology platform and strategic partner approach can help bring real sustainability to the livestock industry. With today’s focus on waste and environmental impacts, circular farming practices will play an increasing role in modernizing agriculture. Bion’s ability to upcycle today’s waste stream liabilities – pollution – into tomorrow’s value-added products – energy and precision fertilizers – represents foundational change for animal protein production. I’m really looking forward to using my skills and experience to help in that transformation.”

Bill O’Neill, Bion’s CEO, said, “Chris Cook is exactly the kind of forward thinker Bion needs to align with as we commercialize our opportunity to bring verified sustainability to the beef and livestock industries. His years of experience in state-of-the-art production agronomy will be invaluable as we build out our value chain to deliver both sustainable practices to an industry that needs them and sustainable products to a consumer that demands them.”

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About Bion: Bion’s patented third generation technology (Gen3Tech) minimizes environmental impacts of large-scale livestock production, increases its resource and production efficiencies, and will deliver a premium product with a USDA-certified sustainable brand to the consumer. The platform prevents pollution to air, water, and soil, while recovering clean water, high-value organic and low-carbon precision fertilizer coproducts, and renewable energy. Bion is focused on developing state-of-the-art indoor cattle feeding operations that will produce truly sustainable premium beef. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘can’, ‘look forward (to)’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct